Exhibit 99.1

The Clorox Company News Release

Clorox Reports Strong Q2 Results; Updates Fiscal 2008 EPS Outlook to Include Impact of Burt’s Bees Acquisition

OAKLAND, Calif., Feb. 4, 2008 – The Clorox Company (NYSE: CLX) today announced that top-line growth and cost savings contributed to strong operating results for the company’s fiscal second quarter, which ended Dec. 31, 2007.

“I’m delighted with our second-quarter results,” said Chairman and CEO Don Knauss. “Although the commodities environment remains challenging, we delivered strong top-line growth and our business is strong across the portfolio. On Nov. 30, we completed the acquisition of Burt’s Bees, which is performing very well. In December, we began shipping the Green Works™ line of natural cleaners, our most exciting launch in years. There’s a lot of enthusiasm across the organization about these new businesses, the momentum in our base business and our progress in delivering on our Centennial Strategy.”

Second-quarter highlights

Clorox reported second-quarter net earnings of $92 million, or 65 cents diluted earnings per share (EPS), based on weighted average diluted shares outstanding of 141 million. This compares with $96 million in the year-ago quarter, or 62 cents diluted EPS, based on weighted average diluted shares outstanding of 154 million. The year-ago quarter’s results included a tax benefit of $5 million, or 3 cents diluted EPS, from discontinued operations. Contributing to earnings for the current quarter were strong volume and sales growth, and the benefit of a favorable tax rate due to the settlement of certain tax matters. Current quarter earnings were reduced by $5 million in previously announced pretax charges, or 2 cents diluted EPS, including restructuring-related charges associated with the consolidation of the company’s manufacturing networks. The Burt’s Bees acquisition also reduced pretax earnings by $5 million, or 2 cents diluted EPS, primarily due to costs associated with the acquisition.

Second-quarter sales grew 8 percent to $1.19 billion, compared with $1.10 billion in the year-ago quarter. The following factors each contributed about 1.5 percentage points of sales growth in the current quarter: December results from the Burt’s Bees acquisition, the bleach businesses acquired in fiscal year 2007 and favorable foreign exchange rates. Volume increased 6 percent compared to the year-ago quarter, including about 1 percentage point of growth from Burt’s Bees and about 1 percentage point of growth from the bleach business acquisition. Volume growth of 4 percent on the base business was primarily driven by strong shipments of home-care products, including Clorox® disinfecting wipes, and all-time record shipments of Fresh Step® scoopable cat litter. Sales growth outpaced volume growth primarily due to the impact of favorable foreign exchange rates and price increases, partially offset by higher trade promotion spending in response to competitive activity.

Gross margin in the second quarter decreased 160 basis points to 40.4 percent from 42.0 percent in the year-ago quarter. The decrease was primarily due to the impact of unfavorable raw-material costs, primarily for resin and agricultural commodities; increased promotional spending; and higher manufacturing and logistics costs, which includes the cost of diesel fuel. In addition, gross margin was negatively impacted by about 50 basis points, or $5 million, from a purchase-accounting step-up in inventory values associated with Burt’s Bees. These factors were partially offset by the benefit of strong cost savings and price increases.

Net cash provided by operations was $148 million, compared to $122 million in the year-ago quarter. The year-over-year increase was primarily due to the collection of receivables, partially offset by higher inventories.

Following is a summary of key second-quarter results by business segment. All comparisons are with the second quarter of fiscal year 2007, unless otherwise stated.

North America

The segment reported 6 percent sales growth, 6 percent volume growth and a 1 percent increase in pretax earnings. Sales and volume growth were driven by the addition of Burt’s Bees, the bleach business acquisition in Canada and strong base-business growth across the portfolio. Home-care shipments grew strongly due to gains on Clorox® disinfecting wipes behind successful promotional activities, a low-streak product improvement and category growth; higher shipments of Clorox® disinfecting cleaner; and initial shipments of new Green Works™ natural cleaners during the last week of the quarter. Also contributing to the segment’s volume growth were all-time record shipments of Fresh Step® scoopable cat litter. Pretax earnings reflected the benefit of higher sales and strong cost savings. These factors were substantially offset by the impact of the aforementioned restructuring-related charges, unfavorable commodity costs and the purchase-accounting step-up of inventory values associated with Burt’s Bees.

International

The segment reported 17 percent sales growth, 6 percent volume growth and a 12 percent increase in pretax earnings. Sales results included about 6 percentage points of growth from the bleach business acquisition and about 5 percentage points from favorable foreign exchange rates. Volume growth was driven by increased shipments of bleach and dilutable cleaners in Argentina, and higher shipments of bags and wraps, cleaning utensils and auto-care products in Australia. Sales growth outpaced volume growth primarily due to the benefit of favorable foreign exchange rates and price increases. Pretax earnings reflected the benefit of higher sales, partially offset by the impact of the previously announced restructuring-related charges and higher commodity costs.

Clorox announces price increases and completion of accelerated share repurchase agreement

In addition to previously communicated price increases on Hidden Valley® salad dressings, Kingsford® charcoal, and Armor All® and STP® auto-care products, the company plans to increase prices an average of 7 percent on Glad® trash bags and GladWare® disposable containers in February 2008 to help offset higher commodity costs.

As previously announced, in August 2007 Clorox entered into an accelerated share repurchase (ASR) agreement with two investment banks. Under the ASR agreement, the company repurchased $750 million of its shares, with the banks delivering an initial amount of 10.9 million shares to the company on Aug. 15, 2007. Following completion of the ASR in January 2008, a final purchase price adjustment resulted in the receipt of an additional 1.1 million shares by the company in the third quarter. This adjustment did not require Clorox to make additional cash or share payments. The per-share amount paid for all shares purchased under the ASR agreement was $62.08. The fiscal-year outlook, updated below, continues to include about 5 cents diluted EPS benefit from the ASR agreement.

Updated fiscal year 2008 financial outlook

For fiscal year 2008, Clorox now anticipates sales growth in the range of 6-7 percent, including the anticipated benefit of the bleach business and Burt’s Bees acquisitions.

Previously, the company’s fiscal year 2008 outlook, before the impact of the Burt’s Bees acquisition, was $3.33 to $3.50 diluted EPS. The outlook is being updated to include anticipated dilution related to the Burt’s Bees acquisition, additional restructuring-related charges associated with the decision to exit the private label food bag business, and an increase for the benefit of strong first-half operating results.

Previously, the company anticipated EPS dilution in the range of 10 cents to 15 cents from the Burt’s Bees acquisition. The projected EPS dilution impact from the acquisition is now anticipated to be about 13 cents to 15 cents diluted EPS, at the higher end of the previous range. The estimated Burt’s Bees dilution includes pretax costs of about $4 million for amortization of intangible assets, $19 million for the purchase-accounting step-up in inventory values, and the impact of financing the transaction.

As announced previously, the fiscal year 2008 outlook also includes anticipated charges related to the consolidation of Clorox’s manufacturing networks and other charges the company decided to take in light of its Centennial Strategy. Previously, the company anticipated $49 million to $58 million of pretax charges, or 21 cents to 25 cents diluted EPS, for the fiscal year. These pretax charges are now anticipated to be about $58 million to $60 million, or about 25 cents to 26 cents diluted EPS – around the high end of the previous range – due to the company’s decision to exit the remaining components of its private label food bags business. Of these charges, approximately $42 million to $44 million are anticipated to be noncash.

In addition, the updated outlook reflects part of the benefit of strong first-half operating results, including strong top-line growth across the portfolio and momentum on the company’s base business.

Taking into account these factors, the company’s outlook for diluted EPS is now in the range of $3.20 to $3.35.

For more information

Visit the Investors: Financial Results section of the company’s Web site at www.TheCloroxCompany.com for the following:

•	Supplemental volume and sales growth information

•	Supplemental gross margin driver information

•	EBIT reconciliation information

•	Supplemental balance sheet and cash flow information

•	Supplemental price-increase information

Note: Percentage and basis-point changes noted in this news release are calculated based on rounded numbers.

Today’s webcast

Today at 10:30 a.m. Pacific time (1:30 p.m. Eastern time), Clorox will host a live audio webcast of a discussion with the investment community regarding the company’s second-quarter results. The webcast can be accessed at http://investors.thecloroxcompany.com. Following a live discussion, a replay of the webcast will be archived for one week on the company’s Web site.

The Clorox Company

The Clorox Company is a leading manufacturer and marketer of consumer products with fiscal year 2007 revenues of $4.8 billion. Clorox markets some of consumers’ most trusted and recognized brand names, including its namesake bleach and cleaning products, Armor All® and STP® auto-care products, Fresh Step® and Scoop Away® cat litter, Kingsford® charcoal, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration systems, Glad® bags, wraps and containers, and Burt’s Bees® natural personal care products. With 8,300 employees worldwide, the company manufactures products in more than two dozen countries and markets them in more than 100 countries. Clorox is committed to making a positive difference in the communities where its employees work and live. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $69.7 million to nonprofit organizations, schools and colleges. In fiscal 2007 alone, the foundation awarded $3.4 million in cash grants, and Clorox made product donations valued at $5.9 million. For more information about Clorox, visit www.TheCloroxCompany.com.

Forward-looking statements

This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), and such forward looking statements involve risks and uncertainties. Except for historical information, matters discussed above, including statements about future volume, sales, costs, cost savings, earnings, cash outflows, plans, objectives, expectations, growth, or profitability, are forward looking statements based on management’s estimates, assumptions and projections. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations on such words, and similar expressions, are intended to identify such forward looking statements. These forward looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the year ended June 30, 2007, as updated from time to time in the company’s SEC filings. These factors include, but are not limited to, the success of the company’s previously announced Centennial Strategy; the need for any additional restructuring or asset-impairment charges; the company’s ability to achieve the projected strategic and financial benefits from the Burt’s Bees acquisition; general economic and marketplace conditions and events; competitors’ actions; the company’s costs, including changes in exposure to commodity costs such as resin, diesel, chlor-alkali and agricultural commodities; increases in energy costs; consumer and customer reaction to price increases; customer-specific ordering patterns and trends; the company’s actual cost performance; changes in the company’s tax rate; any future supply constraints that may affect key commodities; risks inherent in sole-supplier relationships; risks related to customer concentration; risks arising out of natural disasters; risks related to the handling and/or transportation of hazardous substances, including but not limited to chlorine; risks inherent in litigation; risks relating to international operations, including the risk associated with foreign currencies; the impact of the volatility of the debt markets on the company’s access to funds; risks inherent in maintaining an effective system of internal controls, including the potential impact of acquisitions or the use of third-party service providers; the ability to manage and realize the benefit of joint ventures and other cooperative relationships, including the company’s joint venture regarding the company’s Glad® plastic bags, wraps and containers business, and the agreement relating to the provision of information technology and related services by a third party; the success of new products; risks relating to acquisitions, mergers and divestitures; risks relating to changes in the company’s capital structure; and the ability of the company to successfully manage tax, regulatory, product liability, intellectual property, environmental and other legal matters, including the risk resulting from joint and several liability for environmental contingencies. In addition, the company’s future performance is subject to risks related to its November 2004 share exchange transaction with Henkel KgaA, the tax indemnification obligations and the actual level of debt costs. Declines in cash flow, whether resulting from tax payments, debt payments, share repurchases, interest cost increases greater than management expects, or increases in debt or changes in credit ratings, or otherwise, could adversely affect the company’s earnings.

The company’s forward looking statements in this report are based on management’s current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Media relations	Investor relations

Dan Staublin 510-271-1622	Li-Mei Johnson 510-271-3396

Kathryn Caulfield 510-271-7209	Steve Austenfeld 510-271-2270

Condensed Consolidated Statements of Earnings (Unaudited)

Dollars in millions, except per share amounts

	Three Months Ended		Six Months Ended
	12/31/2007	12/31/2006	12/31/2007	12/31/2006
Net sales	$1,186	$1,101	$2,425	$2,262
Cost of products sold	707	639	1,418	1,302

Gross profit	479	462	1,007	960
Selling and administrative expenses	168	162	323	315
Advertising costs	109	109	227	226
Research and development costs	28	27	51	53
Restructuring and asset impairment costs	2	4	27	4
Interest expense	46	29	79	58
Other income, net	(2)	(5)	(2)	(7)

Earnings from continuing operations before income taxes	128	136	302	311
Income taxes on continuing operations	36	45	99	108

Earnings from continuing operations	92	91	203	203
Earnings from discontinued operations	—	5	—	5

Net earnings	$92	$96	$203	$208

Earnings per common share
Basic
Continuing operations	$0.66	$0.60	$1.43	$1.34
Discontinued operations	—	0.03	—	0.03

Basic net earnings per common share	$0.66	$0.63	$1.43	$1.37

Diluted
Continuing operations	$0.65	$0.59	$1.41	$1.32
Discontinued operations	—	0.03	—	0.03

Diluted net earnings per common share	$0.65	$0.62	$1.41	$1.35

Weighted average common shares outstanding (in thousands)
Basic	138,750	151,413	141,264	151,278
Diluted	141,026	153,885	143,402	153,705

Segment Information

(Unaudited)

Dollars in millions

Second Quarter

	Net Sales			Earnings/(Losses) from Continuing Operations Before Income Taxes
	Three Months Ended		% Change (1)	Three Months Ended		% Change (1)
	12/31/2007	12/31/2006		12/31/2007	12/31/2006
North America	$977	$923	6%	$257	$254	1%
International	209	178	17%	38	34	12%
Corporate	—	—	—	(167)	(152)	10%

Total Company	$1,186	$1,101	8%	$128	$136	-6%

Year To Date
	Net Sales			Earnings/(Losses) from Continuing Operations Before Income Taxes
	Six Months Ended		% Change (1)	Six Months Ended		% Change (1)
	12/31/2007	12/31/2006		12/31/2007	12/31/2006
North America	$2,026	$1,923	5%	$543	$541	0%
International	399	339	18%	75	68	10%
Corporate	—	—	—	(316)	(298)	6%

Total Company	$2,425	$2,262	7%	$302	$311	-3%

(1)	Percentages based on rounded numbers.

Condensed Consolidated Balance Sheets (Unaudited)

Dollars in millions

	12/31/2007	6/30/2007	12/31/2006
Assets
Current assets
Cash and cash equivalents	$280	$182	$179
Receivables, net	397	460	393
Inventories, net	421	309	340
Other current assets	117	81	67

Total current assets	1,215	1,032	979
Property, plant and equipment, net	967	976	985
Goodwill	1,425	855	801
Trademarks and other intangible assets, net	1,059	613	608
Other assets	187	190	251

Total assets	$4,853	$3,666	$3,624

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities
Notes and loans payable	$1,540	$74	$126
Current maturities of long-term debt	—	500	651
Accounts payable	312	329	283
Accrued liabilities	389	507	435
Income taxes payable	90	17	24

Total current liabilities	2,331	1,427	1,519
Long-term debt	2,223	1,462	1,464
Other liabilities	596	516	562
Deferred income taxes	257	90	112

Total liabilities	5,407	3,495	3,657

Contingencies
Stockholders’ (deficit) equity
Common stock	159	159	159
Additional paid-in capital	506	481	437
Retained earnings	248	185	7
Treasury shares	(1,289)	(445)	(428)
Accumulated other comprehensive net losses	(178)	(209)	(208)

Stockholders’ (deficit) equity	(554)	171	(33)

Total liabilities and stockholders’ (deficit) equity	$4,853	$3,666	$3,624